EXHIBIT 99.1

NB&T Financial Reports 2008 Earnings and Increased Dividend

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced net income for 2008 of $1.22 per diluted share, compared to $1.39 per diluted share for last year. Net income for 2008 was $3.8 million, compared to $4.4 million for 2007. In 2008, the Bank opened three new branches, increasing expenses approximately $750,000 over last year. The Bank is taking advantage of its well-capitalized position to expand into contiguous markets. In addition, the provision for loan losses increased $265,000 in 2008 due to a higher level of nonperforming loans and increased credit risk inherent in the current economic climate. Net income for the fourth quarter of 2008 was $927,000, compared to $1.2 million for the same quarter last year. The decline is due to lower non-interest income and a higher provision for loan losses in the fourth quarter of 2008, compared to the same quarter last year.

Commenting on these results, President & C.E.O. John J. Limbert said, “2008 was a challenging year for all of us in the banking industry. The Federal Reserve dramatically reduced interest rates, loan volume slowed, unemployment rose, and we saw some of the largest financial institutions struggle. Despite all that, we earned $3.8 million for the year and raised our dividend from $1.12 per share in 2007 to $1.16 per share in 2008. We continue to focus on the fundamentals during this economic challenge. Our average equity to assets remains over 11%; nonperforming loans totaled $3.2 million at December 31, 2008, less than 1% of total loans; net interest margin increased in 2008; and we continue to operate profitably.”

Net interest income was $18.5 million for 2008, a decrease of $196,000 compared to $18.7 million for 2007. Net interest margin increased to 3.84% for 2008 from 3.78% last year. Average interest-earning assets decreased approximately 2.5% to $481.5 million during 2008 compared to 2007 and interest income decreased $4.1 million. Also, the average yield on earning assets decreased from 6.67% for 2007 to 5.99% for 2008. Offsetting the decrease in interest income, interest expense decreased $3.9 million to $10.4 million during 2008 from $14.3 million last year. Average interest-bearing liabilities decreased 3.6% from last year to $404.5 million, and their cost decreased to 2.56% during 2008 from 3.40% last year.

The provision for loan losses was $400,000 in 2008 and $135,000 in 2007. Net charge-offs were $583,000, or 0.17% of total average loans, in 2008, compared to $1.3 million, or 0.34% of total average loans, in 2007. Non-performing loans totaled $3.2 million at December 31, 2008, compared to $2.0 million at December 31, 2007. In addition, other real estate owned increased to $321,000 at December 31, 2008, from $176,000 at December 31, 2007. The allowance for loan losses to total loans was 1.01% at December 31, 2008, compared to 1.00% at December 31, 2007.

Total non-interest income was $8.2 million in 2008 and 2007.

Total non-interest expense was $21.7 million in 2008, compared to $21.3 million in 2007. The increase in non-interest expense is largely due to increased personnel and occupancy costs associated with opening three new branches in 2008.

On December 16, 2008, the Board of Directors declared a dividend of $0.29 per share, payable January 26, 2009 to shareholders of record on December 31, 2008. This dividend represents a 3.6% increase from the fourth quarter of 2007.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending					Year Ending
	12/31/2008	9/30/2008	6/30/2008	3/31/2008	12/31/2007	12/31/2008	12/31/2007
Statements of Income
Interest income	$7,011	$7,113	$7,214	$7,491	$8,077	$28,828	$32,947
Interest expense	2,247	2,411	2,659	3,036	3,325	10,353	14,276

Net interest income	4,764	4,702	4,555	4,455	4,752	18,475	18,671
Provision for loan losses	105	105	95	95	(45)	400	135
Other non-interest income	1,864	2,043	2,036	2,277	2,043	8,221	8,240
Net gains/(losses) on sales of securities	—	4	11	—	—	15	—

Total non-interest income	1,864	2,047	2,047	2,277	2,043	8,236	8,240
Total non-interest expenses	5,407	5,396	5,487	5,390	5,402	21,679	21,316

Income before income taxes	1,116	1,248	1,020	1,247	1,438	4,632	5,460
Income taxes	189	226	156	230	286	801	1,028

Net income	$927	$1,022	$864	$1,017	$1,152	$3,831	$4,432

Per Share Data
Basic earnings per share	$0.30	$0.33	$0.28	$0.32	$0.36	$1.22	$1.39
Diluted earnings per share	0.30	0.33	0.28	0.32	0.36	1.22	1.39
Dividends per share	0.29	0.29	0.29	0.29	0.28	1.16	1.12
Book value at quarter end	18.52	18.39	18.48	18.69	18.52	18.52	18.52
Average basic shares outstanding	3,141	3,138	3,137	3,139	3,182	3,143	3,188
Average diluted shares outstanding	3,141	3,138	3,137	3,140	3,183	3,143	3,190

Balance Sheet Items (Quarter End)
Total assets	$524,841	$525,081	$526,849	$529,663	$518,922	$524,841	$518,922
Securities	87,908	87,803	90,906	89,311	89,285	87,908	89,285
Loans, including loans held for sale	336,184	351,549	344,329	341,920	359,266	336,184	359,266
Allowance for loan losses	3,411	3,563	3,534	3,534	3,594	3,411	3,594
Deposits	420,728	421,700	423,142	425,893	420,254	420,728	420,254
Borrowings	41,503	41,037	41,295	40,606	35,532	41,503	35,532
Total shareholders' equity	58,791	58,269	58,583	59,260	58,883	58,791	58,883

Assets Under Management
Total assets	$524,841	$525,081	$526,849	$529,663	$518,922	$524,841	$518,922
Cash management sweep accounts	47,665	60,733	69,455	70,938	54,012	47,665	54,012
Market value of trust assets	164,188	176,111	181,235	197,279	203,286	164,188	203,286

Total assets under management	$736,694	$761,925	$777,539	$797,880	$776,220	$736,694	$776,220

Selected Financial Ratios
Return on average assets	0.70%	0.77%	0.65%	0.78%	0.86%	0.73%	0.82%
Return on average equity	6.27	6.88	5.82	6.92	7.70	6.49	7.53
Dividend payout ratio	96.67	87.88	103.57	90.63	77.78	95.08	80.58
Net interest margin	3.93	3.91	3.78	3.73	3.89	3.84	3.78
Non-interest expense to total revenue	81.58	79.95	83.11	80.07	79.50	81.16	79.21
Average loans to average total assets	63.82	66.09	64.58	66.21	68.72	65.19	71.62

Asset Quality
Nonaccrual loans	$2,982	$2,990	$3,102	$3,288	$1,729	$2,982	$1,729
Accruing and 90 or more days past due	200	45	83	5	253	200	253

Total nonperforming loans	$3,182	$3,035	$3,185	$3,293	$1,982	$3,182	$1,982

Other real estate owned	321	289	271	354	176	321	176
Net charge offs	258	76	94	155	187	583	1,304

Non-performing loans to total loans	0.95%	0.86%	0.92%	0.96%	0.55%	0.95%	0.55%
Loan loss allowance to total loans	1.01	1.01	1.03	1.03	1.00	1.01	1.00
Loan loss allowance to non-performing loans	107.20	117.40	110.96	107.32	181.33	107.20	181.33
Loans 30+ days past due to total loans	0.51	0.32	0.55	0.60	0.77	0.51	0.77
Net charge-offs to average loans	0.30	0.09	0.11	0.18	0.20	0.17	0.34

Capital
Average equity to average total assets	11.10%	11.25%	11.23%	11.23%	11.20%	11.21%	10.94%
Tier 1 Leverage ratio	12.21	12.15	12.00	12.07	11.96	12.21	11.96
Total Risk-based capital ratio**	18.94	18.13	18.27	18.30	17.69	18.94	17.69
** Estimated for current quarter end